EXHIBIT 9(W)

            ADDENDUM TO TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT

                                       IVY FUND

               The Transfer Agency and Shareholder Services Agreement, made as of the 1st day of January, 1992, between Ivy Fund and Mackenzie Ivy Investor Services Corp. ("MIISC"), is hereby revised as set forth below in this Addendum.

               Schedule A of the Agreement is revised in its entirety to read as follows:


                                      SCHEDULE A
          IVY MANAGEMENT FEES

               The transfer agency and shareholder service fees are based on an annual per account fee. These fees are payable on a monthly basis at the rate of 1/12 of the annual fee and are charged with respect to all open accounts.


          A.   PER ACCOUNT FEES

          FUND                                              ANNUAL FEE

          Ivy Bond Fund (Classes A, B and C)                $  20.75
          Ivy Bond Fund (Class I)                              10.25
          Ivy Canada Fund                                      20.00
          Ivy China Region Fund                                20.00
          Ivy Emerging Growth Fund                             20.00
          Ivy Global Fund                                      20.00
          Ivy Growth Fund                                      20.00
          Ivy Growth with Income Fund                          20.00
          Ivy International Fund (Classes A, B and C)          20.00
          Ivy International Fund (Class I)                     10.25
          Ivy International Bond Fund                          20.00
          Ivy Latin America Strategy Fund                      20.00
          Ivy Money Market Fund                                22.00
          Ivy New Century Fund                                 20.00
          Ivy Short-Term U.S. Government Securities Fund
            (Classes A and B)                                  20.75
          Ivy Short-Term U.S. Government Securities Fund
            (Class I)                                          10.25


               In addition, in accordance with an agreement between MIISC and The Shareholder Services Group, each Fund will pay a fee of $4.36 for each account that is closed, which fee may be increased from time to time in accordance with the terms of that agreement.














          B.   SPECIAL SERVICES

               Fees for activities of a non-recurring nature, such as preparation of special reports, portfolio consolidations, or reorganization, and extraordinary shipments will be subject to negotiation.

               This Addendum shall take effect as of the date that the Registration Statement pertaining to the Class C shares of the Funds, filed with the Securities and Exchange Commission on or about February 29, 1996 pursuant to Rule 485(a) under the Securities Act of 1933, first becomes effective.

               IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of this 30th day of April, 1996.

                                   IVY FUND



                                   By:  ___________________________________
                                        Michael G. Landry, President


                                   IVY MANAGEMENT, INC.



                                   By:  ___________________________________
                                        Michael G. Landry, President